                                                                     EXHIBIT 2.1


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                           SHARE PURCHASE AGREEMENT

                                    between

                               Lacine Holding BV

                                      and

                              Newport Corporation

                                   regarding

                             AB Grundstenen 90460

                                  556601-9773

                               December 11, 2000


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

 1.   DEFINITIONS AND INTERPRETATION...................................    1

 2.   SALE AND PURCHASE OF SHARES......................................    5

 3.   PURCHASE PRICE...................................................    5

 4.   PAYMENT OF PURCHASE PRICE........................................    6

 5.   CLOSING..........................................................    6

 6.   CLOSING BALANCE SHEET............................................    9

 7.   REPRESENTATIONS AND WARRANTIES...................................   10

 8.   INDEMNIFICATION..................................................   20

 9.   COVENANTS BY THE SELLER..........................................   21

10.   PAYMENT OF INTER-COMPANY DEBTS...................................   22

11.   PRE-CLOSING COVENANTS............................................   22

12.   DISCHARGE OF DIRECTORS' LIABILITY................................   23

13.   CONFIDENTIALITY..................................................   23

14.   ANNOUNCEMENTS....................................................   24

15.   NOTICES..........................................................   24

16.   WAIVER...........................................................   24

17.   ENTIRE AGREEMENT AND VARIATIONS..................................   24

18.   COSTS............................................................   24

19.   NON-USE OF TRADE NAMES AND ASSISTANCE WITH REGARD TO IP RIGHTS...   25

20.   GOVERNING LAW AND ARBITRATION....................................   25

21.   ASSIGNMENT.......................................................   25

                                       i
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This share acquisition agreement (the "Agreement") is made on this 11th day of
December 2000.



BETWEEN



(1) Lacine Holding BV, org.no. 32063888, whose principal office is at Merellaan 12, NL 5737 PK Lieshout, The Netherlands (the "Seller")

     and

(2) Newport Corporation, a Nevada corporation, whose principal office is at 1791 Deere Avenue, Irvine, California 92606 (the "Buyer"), a company listed on the NASDAQ stock exchange.

     WHEREAS

(A) AB Grundstenen 90460, under change of name to C E Johansson Newport AB, org no 556601-9773, (the "Company") is a private company limited by shares, incorporated under the laws of Sweden, which shall have, prior to the Closing Date (as defined herein), acquired substantially all of the assets from C E Johansson AB ("C.E.J.") pursuant to the terms in the attached draft of said agreement, Annex 1;
                              -------

(B) C E J Teknik AB, C E Johansson GmbH, C E Johansson Ltd, C E Johansson Srl and C E Johansson S.A. (the "Subsidiaries") are incorporated as private companies limited by shares, incorporated under the laws of Sweden, Germany, England, Italy and France, respectively, and are directly or indirectly wholly owned subsidiaries of the Company, except for C E Johansson S.A. and C E Johansson Ltd in which 30 shares respectively are held by the persons mentioned in Annex 2;
                                      -------

(C) The Seller is the sole owner of all the shares in the capital of the Company;

(D) The Seller has agreed to sell to the Buyer and the Buyer has agreed to acquire from the Seller all the shares of the Company on the terms and conditions set forth in this Agreement

     NOW IT IS HEREBY AGREED as follows

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and in the Exhibits hereto, which shall form part of this Agreement, the words and expressions set out below shall have the following meanings:

     "Affiliate":          Any entity in which Seller, or Seller's present
                           owners, one alone or several together, directly or indirectly, on the date hereof hold, or at any time in the future acquire, an interest exceeding 50 per cent of the votes represented by all the shares in the entity or otherwise have a controlling influence in such entity, other than a Group Member.

     "Annual accounts":    In relation to each of the Group Members and the
                           former consolidated group of C.E.J., the statutory annual accounts, which include the audited balance sheet together with the audited-profit-and-loss account for the respective relevant financial year and the directors' report and other documents required by 1aw to be annexed thereto.

     "Business Day":       A day on which banks are open for banking business in
                           Los Angeles and Stockholm.

     "Closing":            The completion of the sale and purchase of the Shares
                           in accordance with the provisions of this Agreement.

     "the Closing Balance  The balance sheet to be prepared after the Closing
     Sheet"                Date pursuant to Clause 3.2 and in accordance with
                           Exhibit 6.1.1.
                           -------------

     "the Closing Date":   The date following from Clause 5.1, or such other
                           date as the Seller and the Buyer may agree in writing as the date for Closing.

     "Consolidated Manage- In relation to each of the Group Members and the
     ment Accounts":       consolidated Group of the Company, the balance sheet
                           together with the profit and loss account for the period 1st January 2000- 30th September 2000 as set out in Exhibit 7.18.

     "GAAP": Generally accepted accounting principles in those countries in which the relevant Group Members conduct their respective businesses.

     "Group Member":       Each of the Company and the Subsidiaries.

     "Intellectual         Patents, trademarks, domain names, registered
      Property":           designs, applications for any of the foregoing,
                           copyrights, and registerable business names and any similar rights in any country, and all rights under licenses and consents in relation to any of the foregoing.

     "Know-How":           Knowledge, patentable inventions, experience, data,
                           technology, designs, techniques, drawings, software, customer lists, and other information and knowledge.

     "Leasing Contract":   Any agreement for lease or conditional sale of any
                           property (other than real property) under which a Group Member is lessor or owner.

     "Leasing Object":     Property which is subject to a Leasing Contract.

     "Management":         "Ledande befattningshavare" listed in Exhibit 7.41.

     "Material Agreement": (a) distribution or sales representative agreements relating to any Group Members' products and services;

                           (b) employment, consulting, severance or representation contract;

                           (c) contract with any labor union or association;

                           (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance or other plan or agreement providing employee benefits;

                           (e) lease with respect to any property, real or personal, whether as lessor or lessee, providing for an annual rental in excess of SEK 100,000;

                           (f) continuing contract, or series of related contracts, which involves payments by any Group Member of in excess of SEK 100,000 individually or SEK 200,000 in the aggregate;

                           (g) contract or commitment for any capital expenditures exceeding SEK 100,000 individually or in the aggregate;

                           (h) executory contracts for the purchase or sale of goods or services by any Group Member exceeding SEK 100,000 in any year;

                           (i) agreement relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

                           (j) agreement that contains restrictions with respect to payment of dividends or any other distribution in respect of the equity of any Group Member;

                           (k) letters of credit or similar arrangements relating to any Group Member;

                           (l) agreement concerning a partnership or joint venture;

                           (m) powers of attorney granted by or on behalf of any Group Member;

                            (n) agreement, other than agreements entered into in the ordinary course of business consistent with past practice, which prohibits any Group Member from freely engaging in business anywhere in the world; or

                            (o) agreement under which any Group Member has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business.

                            (p) agreement, which contains a change of ownership or change of control clause requiring some sort of consent from the other party to such agreement.

     "the Pro Forma         The pro forma balance sheet of C.E.J. as of
      Balance Sheet":       September 30, 2000, Exhibit 3.2.


     "the Purchase Price":  The total purchase price payable by the Buyer to the
                            Seller for the Shares, calculated in accordance with Clause 3. Below.

     "the Shares":          All the issued and allotted shares of the Company.

     "the Subsidiaries":    C E J Teknik AB, C E Johansson GmbH, C E Johansson
                            Ltd, C E Johansson Srl, C E Johansson S.A.

     "Tax": Income tax, corporation tax, capital gains tax, securities transfer tax, value added tax, social security fees, salary tax, and all other forms of income, employment, capital and sales or other tax and all penalties, charges and interest relating to any of the foregoing.

1.2 The following provisions shall apply to the construction and interpretation of this Agreement and the Exhibits hereto:

     1.2.1 es, acts and the like of whatever jurisdiction shall include any modification, reenactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made thereunder in force at or at any time prior to the Closing Date.

     1.2.2 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

     1.2.3 References to persons shall include bodies, corporate entities, unincorporated associations and partnerships.

     1.2.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

     1.2.5 References to Clauses and Exhibits and subdivisions thereof are to the Clauses of and Exhibits to this Agreement and subdivisions thereof respectively and include docu-ments etc referred to in such Clauses and Exhibits.

     1.2.6 Amounts stated in SEK in Clause 7 hereof shall with respect to agreements and other liabilities denominated in other currencies, where applicable, be deemed to have been converted from such foreign currency into SEK at the bid rate of exchange prevailing on the Closing Date as reported in the Swedish daily newspaper Svenska Dagbladet.

2.   SALE AND PURCHASE OF SHARES

2.1 The Seller agrees to sell to the Buyer all the Shares and the Buyer agrees to purchase from the Seller all of the same on the Closing Date.

3.   PURCHASE PRICE

     The Purchase Price to be paid by the Buyer to the Seller for the purchase of the Shares shall be the following:

3.1 The Purchase Price to be paid by the Buyer for the stock of the Company is, unless otherwise follows from the application of Clause 3.2, 3.3 and/or 3.4 below, to be paid by delivery to the Seller of a number of shares of Common Stock of the Buyer determined by dividing Ten Million Dollars (US$10,000,000) by the average of the closing sale prices per share of the Buyer's Common Stock for the twenty (20) trading days ended two (2) days prior to the Closing Date (the "Shares"), provided that

     3.1.1 that the results of the examination and investigation as referenced in Section 6 herein are satisfactory; and

     3.1.2 that there will be no change, between the date hereof and the Closing Date, in the value, liabilities or condition of the Group Members, except changes of an immaterial nature in the ordinary course of business.

3.2  The Parties have agreed upon the "Pro Forma Balance Sheet", Exhibit 3.2.
                                                                 -----------
     As soon as practicable following the Closing Date, the Seller shall prepare a balance sheet of the Company as of 31st December 2000 (the "Closing Balance Sheet"), which balance sheet shall be prepared according to the same accounting principles as the Pro Forma Balance Sheet and be reviewed by the respective parties' auditors, and the Purchase Price shall be adjusted upwards or downwards based on any change in the net asset value from September 30, 2000 to the Closing Date. The terms of Clause 6 hereof shall apply to such adjustment.

3.3 Buyer shall be entitled to withhold four per cent (4%) of the Shares pending the adjustment according to Clause 3.2 above. When the adjustment pursuant to said Clause has been made, the Buyer shall deliver to the Seller such number of these Shares that corresponds to the payment obligation after such adjustment, the value of these shares to be determined by applying the method stipulated in Clause 3.1. If the net asset value reflected in the Closing Balance Sheet exceeds the net asset value reflected in the Pro Forma Balance Sheet, then the Buyer shall release the Shares so withheld and shall pay the balance to the Seller in cash. If the net asset value reflected in the Closing Balance Sheet is less than the net asset value reflected in the Pro Forma Balance Sheet by an amount greater than the value of the Shares withheld by the Buyer, then the Buyer shall retain such Shares and the Seller shall pay the balance to the Buyer in cash.

3.4 Buyer shall furthermore be entitled to withhold ten per cent (10%) of the Shares in escrow for a period of one (1) year from the Closing Date for the purpose of securing the Seller's fulfillment of its indemnity obligations under this Agreement, as stipulated in Clause 8.3 below (the "Escrowed Shares", as defined in said Clause 8.3). If, and to the extent, the Escrowed Shares are not requisitioned for the purpose of such indemnification, they shall be delivered to the Seller pursuant to Clause
     4.1.3 below. The value of the Escrowed Shares shall be determined by applying the method stipulated in Clause 8.3. Subject to any restrictions under applicable laws, Seller shall have the right to direct the escrow holder to sell all or a portion of the Escrowed Shares and deposit the proceeds in the escrow account to be held, applied and/or distributed, as applicable, pursuant to Clause 8.3 below.

4.   PAYMENT OF PURCHASE PRICE

4.1  The Purchase Price shall be paid as follows:

     4.1.1 Eighty-six (86) per cent of the Shares to be delivered to the Seller on Closing;

     4.1.2 The number of Shares out of the four per cent (4%) of the Shares specified in Clause 3.3 above if any, which are to be delivered to the Seller after any adjustment according to said Clause, are to be delivered within ten (10) Business Days after the Closing Balance Sheet has been finally determined in accordance with Clause 6 below;

     4.1.3 The number of Shares out of the ten per cent (10%) of the Shares specified in Clause 3.4 above if any, which are to be delivered after any reduction pursuant to said Clause and Clause 8.3, are to be delivered within ten (10) Business Days after the expiry of the one (1) year period from the Closing Date stipulated in Clause 8.3 below.

5.   CLOSING

5.1 Closing of the sale and purchase of the Shares shall if all conditions in this Clause 5 are fulfilled, take place at the offices of Lindh Stabell Horten in Stockholm, Sweden, on December 15, 2000 (the "Closing Date").

5.2 The Buyer's obligation to consummate the transactions contemplated by this Agreement is conditional upon:

     5.2.1 There shall not be any material error, misstatement, or omission in the representations and warranties made by the Sellers in this Agreement, and such representations shall be true and correct as if also made at the Closing.

     5.2.2 The obtaining of all necessary governmental, regulatory and contractual consents, approvals and clearances required to be obtained prior to the consummation of the transactions contemplated by this Agreement on terms reasonably satisfactory to the

             Buyer.

     5.2.3 That the members of Management have entered into employment agreements with the Company on terms which are in all essentials equivalent to their present employment terms, as referenced in Clause 7.41.

     5.2.4 The performance by the Seller, other than in immaterial respects, of the covenants set out in Clause 11.

     5.2.5 There shall not have been any material adverse change in the business or prospects of C.E.J. or the Company.

     5.2.6 No litigation shall have been threatened or instituted against the Buyer or the Seller challenging the legality of the transaction.

     5.2.7 The Seller shall have delivered to the Buyer a balance sheet of the Company (prepared in accordance with generally accepted accounting practices and consistent with accounting procedures previously used by C.E.J.) which shows a minimum net worth value in the amount of SEK 6.769.000, Exhibit 5.2.7

     5.2.8 The Company shall be duly incorporated and existing under the laws of Sweden, and Seller shall own 100% of the Company's issued and outstanding stock.

     5.2.9 C.E.J. shall have entered into and completely performed under an Asset Purchase Agreement with the Company that is satisfactory to Buyer, pursuant to which C.E.J. shall transfer substantially all of its assets and the agreed-upon liabilities to the Company.

     5.2.10 Seller and Group Members shall have delivered to Buyer an legal opinion stating i.a. that C.E.J. is duly organised, validly existing and have the requisite power to enter into the contemplated agreements by counsel for Seller and Group Members, dated as of the Closing, substantially in the form and to the effect of Exhibit 5.2.10 hereto.
                       --------------

     5.2.11 Prior to Closing there shall not have occurred any casualty to any facility, property, or equipment owned or used by any Group Member which is materially adverse and significant to the business, financial condition, or operations of any Group Member taken as a whole.

     5.2.12  Buyer shall have received the following documents:

             (a) A certificate from the Sellers dated as of the Closing, certifying that (i) all representations and warranties of the Sellers were true and correct in all material respects when made and remain true and correct in all material respects as of the Closing; (ii) all of the respective covenants, agreements, obligations and conditions of such parties required to have been performed as of or prior to the Closing have been fully performed and complied with; and (iii) all of the conditions to Buyer's obligations under this Agreement required to be satisfied by such parties by the Closing have been satisfied and fulfilled;

              (b) A certificate from the Seller signed by a person authorized to sign on behalf of Seller and dated as of the Closing, as to (i) the incumbency of each officer of Seller executing the certificate being delivered pursuant to Section 5.2.12 (a) above, and (ii) the accuracy and completeness of the copy of the Bylaws/Articles of Association of the Seller attached thereto;

              (c) Consents to the change in control of any Group Member required pursuant to Exhibit 5.2.13 c and to all other Material Agreements as per [post closing date.].

      5.2.13 There shall have been no change in the business, financial condition, or results of operations of any Group Member since the date hereof which has had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

      5.2.14 C.E.J., shall have executed and delivered to Buyer a Non-Competition Agreement, in the form attached hereto as Exhibits
                                                                    --------
              5.2.14 a - c.
              -------------

      5.2.15 Each member of any Group Member's Board of Directors or a Group Member officer immediately prior to the Closing shall have delivered to Buyer such person's resignation from such directors and offices.

5.3 The Seller's obligation to consummate the transactions contemplated by this Agreement is conditional upon the payment of the part of the Purchase Price referred to in Clause 4.1.1 at the Closing.

5.4 Furthermore, at the Closing, and [proclosing respectively] each of the Parties shall comply with the requirements pertaining to that party set out in Exhibit 5.4.
             -----------

5.5 Either party shall indemnify the other party against any loss, expense or damage it may suffer as a result of any document delivered to the other party pursuant to Exhibit 5.5 being unauthorised, invalid or for any other
                        -----------
      reason ineffective for its purpose. The same shall apply if a party has failed to deliver a document according to Exhibit 5.4, which is deemed to be necessary for the consummation of this transaction.

5.6 Both parties covenant that they shall use their best efforts to close the transaction as soon as possible but not later than January 31, 2001. If Closing has not occurred by then the parties shall in good faith negotiate to find a relevant closing date. If however closing has not occurred before 28 February, 2001 this Agreement shall automatically become null and void and neither party shall have any claims against the other by reason thereof, save what may follow from Clause 5.7.

5.7 Unless and until the Closing has occurred, the Buyer and its representatives will hold in strict confidence all documents and information obtained about the Group Members. If the Closing does not occur and the agreement becomes null and void pursuant to Clause 5.6 or otherwise, the Buyer shall return to the Group Members all documents received by it and the confidentiality undertaking dated October 31, 2000,
      Exhibit 5.7, shall continue to apply.
      -----------

5.8 The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are conditional upon the execution and delivery by Buyer and Seller of a license for the Intellectual Property in the form of Exhibit 5.8 hereto.
                  -----------

6.    CLOSING BALANCE SHEET

6.1 The following shall apply to the Closing Balance Sheet referred to in Clause 3.2 above:

      6.1.1 The Closing Balance Sheet shall be prepared by the Group Members in accordance with Exhibit 6.1.1. The Closing Balance Sheet shall be
                             -------------
             delivered by The Buyer within [30] days after the Closing.

      6.1.2 Within fifteen (15) calendar days following the delivery of the Closing Balance Sheet as set out in Clause 3.2, the present auditors of CEJ shall have audited the Closing Balance Sheet and delivered it to the Parties with their audit report. For the purpose of the parties review pursuant to Clause 6.1.3, such auditors and the Group Members shall give the Seller access to all working papers, records and books relating to the audit and the drawing up of the Closing Balance Sheet.

      6.1.3 Within twenty (20) calendar days after the delivery to the parties of the audited Closing Balance Sheet Seller shall notify Buyer in writing if it approves the audited Closing Balance Sheet, or if not, specify the reason therefor. Unless Seller objects to the audited Closing Balance Sheet within such time period, the audited Closing Balance Sheet shall at the expiry of such time period become final and binding upon the parties for the purposes of this Agreement. Seller shall use reasonable efforts to verify the audited Closing Balance Sheet as soon as practicable within the twenty-day period.

      6.1.4 If the parties are unable to resolve any objections notified in accordance with Clause 6.1.3 above within thirty (30) calendar days after the expiration of the twenty-day period provided for in Clause 6.1.3 and unless the dispute concerns an amount in excess of SEK 2.0 million, the dispute shall be submitted to two authorized Swedish accountants, one from Deloitte & Touche and one from KPMG Peat Marwick, the individuals to be agreed between the parties. Said accountants may only resolve a dispute with binding effect on the parties if the dispute concerns an amount not in excess of SEK
             2.0 million and both accountants agree on the decision. Should (i) the parties be unable to agree on the accountants or (ii) after submission of the dispute to said accountants one or both be unavailable and the parties are unable to agree on replacements, or if said accountants are unable to agree on a decision within sixty
             (60) days following such submission, or (iii) if the dispute concerns an amount in excess of SEK 2.0 million, then either party may refer the matter to arbitration pursuant to Clause 20.2 below. Any determination of the matter or matters in dispute and of the Closing Balance Sheet according to the above shall be final and binding on the parties.

      6.1.5 The Buyer shall bear the fees, costs and expenses for the auditors' work pursuant to Clause 6.1.2 and of any accountants retained under Clause 6.1.4. above. In case of arbitration pursuant to Clause 20.2 below that is initiated pursuant to Clause 6.1.4 above, the rules referred to in Clause 20.2 apply to fees, costs and expenses.

7.   REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants on and as of the date of signing of this Agreement and on and as of the Closing Date (unless otherwise stated herein below) with respect to itself and each of the Group Members, as applicable, as follows:

     Corporate
     ---------

7.1 that the Seller has full corporate power and authority to execute and deliver this Agreement, and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby;

7.2 that this Agreement and any other documents or instruments executed by the Seller in connection with this transaction have been duly authorized and constitute binding obligations of, and are enforceable against, the Seller in accordance with their respective terms; that the execution of, and the performance by the Seller of its obligations under, this Agreement (i) will comply with all relevant laws and regulations, (ii) will not require, conflict with or result in a breach of, any registration, licence, consent or approval of any governmental or regulatory authority or third party, and
     (iii) will not conflict with or result in a breach of any provisions of any agreement, instrument, judgement or order to which the Seller or any Group Member is a party, or by which the Seller or any Group Member is bound, or of their respective Articles of Associations or equivalent constituent documents;

7.3 that the Seller owns and has good and marketable title to the Shares; free-and-clear of all encumbrances, charges and liens, and there is no other agreement to create any encumbrance, charge or lien over any of the Shares;

7.4 that upon delivery by the Seller of the Shares to the Buyer against payment of the Purchase Price, the Buyer will acquire good and marketable title to the Shares, free and clear of any and all encumbrances, charges and liens;

7.5 that the share capital structure of the Company and the Subsidiaries as set out in Exhibit 7.5 is correct and complete; that the Shares constitute the
            -----------
     entire issued capital stock of the Company and are legally and validly issued and fully paid;

7.6 that the Company owns the entire issued capital stock of the Subsidiaries, directly and indirectly, and that the shares in the Subsidiaries are legally and validly issued and fully paid and are free and clear of all encumbrances, charges and liens;

7.7 that there are no outstanding subscriptions, options or similar rights relating to the shares in the Group Members and no securities giving a right to conversion into, or any agreement or arrangement which accords to any person the right to acquire, shares in any Group Member;

7.8 that each of the Seller and the Group Members is duly incorporated and validly existing under the laws of the jurisdiction of its domicile and each has the corporate power to own its property and to carry on its business as presently conducted;

7.9   that the Registration Certificates and Articles of Associations in Exhibit
                                                                         -------
      7.9 reflect the present status of the Group Members;
      ---

7.10 that the shareholder registers and all minutes from shareholders' meetings and board meetings of each of the Group Members from January 1, 1997 are in the possession of each respective company and contain an accurate and complete record in all respects of the matters which should by 1aw be addressed in such shareholder registers and minutes, and no notice or allegation that any of them is incorrect or should be rectified has been received; all to the best of the Seller's and the Group Members' knowledge as regards minutes;

      Financial
      ---------

7.11 that each of the 1997, 1998 and 1999 Annual Accounts accurately present, and give a fair and true picture of, the financial condition of the Group Members as of the balance sheet date and the result of their operations during the relevant financial year and has been made in conformity with law and applicable GAAP, applied on a basis consistent with that of preceding periods; and that the Pro Forma Balance Sheet is fair and reasonable;

7.12  that the accounting principles set out in Exhibit 7.12 have been applied
                                                ------------
      for the 1999 Annual Accounts;

7.13 that no Group Member had at December 31, 1999 any obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, whether for Tax or otherwise, arising out of events which occurred prior to December 31, 1999 and which are not shown or provided for in that Group Member's 1999 Annual Accounts;

7.14 that the Consolidated Management Accounts reflect all indebtedness for borrowed money owed by any Group Member or to which any of such Group Members' assets or properties are attached;

7.15 that none of the Group Members is a party to or bound by any guaranties, matters of suretyship, or other similar instrument other than as provided for in the 1999 Annual Accounts or as follows from the ordinary course of business;

7.16 that the Group Members' activities during the period from December 31, 1999 to the date hereof have been conducted in accordance with the ordinary course of business in all material respects with a view to maintaining each of their respective businesses as a going concern and there has not occurred or arisen any event to the contrary since December 31, 1999 with respect to any of the Group Members:

      7.16.1 any material adverse change in its financial condition or in the operations of its business; or

      7.16.2 any material obligations, commitments or liabilities, except obligations, commitments and liabilities arising in the ordinary course of business, none of which have or will have any material adverse effect upon the business or financial status of any such Group Member; or

      7.16.3 any amendment or termination, or any agreement to amend or terminate any Material Agreement, save in the ordinary course of business, none of which have or will have any material adverse effect upon the business or financial status of any such Group Member; or

      7.16.4 extraordinary events or extraordinary losses suffered representing a value in excess of a total of SEK 500,000, or any waiver of any debts, claims or rights representing a value in excess of a total of SEK 100,000; or

      7.16.5 any damage, destruction, or loss or any other event or condition, whether covered by insurance or not, materially and adversely affecting its property and business; or

      7.16.6 any increase in the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, independent contractor or consultant, other than increases made in the ordinary course of business (which increases have not exceeded in the aggregate 10 % of all amounts so payable as of December 31, 1999), or acceleration in the rate at which any such compensation accrues; or

      7.16.7 any change of accounting methods, principles or practices other than as set forth in Exhibit 6.1.1; or

      7.16.8 any investment in fixed assets that exceed individually SEK 500,000 or in the aggregate SEK 2,500,000; or

      7.16.9 any transactions including assignment, transfer, pledge, lease or other disposal of any individually asset other than in the ordinary course of business together representing a value in excess of SEK 100,000;

      7.16.10 any waiver of any rights of value, without consideration therefor, which in the aggregate are material to any Group Member's business;

      7.16.11 any capital expenditures (commitments therefor) in excess of SEK 500,000;

      7.16.12 any labor trouble or notice of the loss or potential loss of any management or technical personnel which has, or can be anticipated to have, a material adverse effect on the business;

      7.16.13 any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) involving more than SEK 100,000 other than customer contracts entered into in the ordinary course of business;

      7.16.14 any lien upon any assets, tangible or intangible other than provided for in the 1999 Annual accounts;

      7.16.15 any delay of payment of accounts payable or other liabilities outside the ordinary course of business, other than accounts which any Group Member is disputing in good faith;

      7.16.16 any license or sublicense of any rights under or with respect to any Intellectual Property or Know-How other than in the ordinary course of business; or

      7.16.17 any loan to, or any other material transaction with, any Group Members' Affiliates, directors, officers, employees, the Company shareholders or any affiliate thereof; and no Group Member has agreed or arranged to do any of the foregoing;

7.17  that, except as set forth in Exhibit 7.17 and to the best of the Seller's
                                   ------------
      knowledge and belief, none of the Group Members have any debts, obligations, liabilities or commitments of any nature , whether due or to become due, absolute, contingent or otherwise, that are not shown on the Consolidated Management Accounts delivered pursuant hereto, other than debts, obligations, liabilities or commitments incurred after December 31, 1999 in the ordinary course of business and consistent with past practice, and that such post-December 31, 1999 liabilities are not material in amount and have not had and are not expected to have, individually or in the aggregate, a Material Adverse Effect on the financial condition or results of operations or prospects of any Group Member or its business;

7.18 that the Consolidated Management Accounts of the Group Members have been drawn up in accordance with the usual practice of the respective Group Member, and, to the best of the Seller's and the Group Members' knowledge, accurately present, and give a fair and true picture of, the financial condition of the Group Members as of September 30, 2000 and the result of their operations during the period January 1 to September 30, 2000;

7.19 that the accounting books and records of each Group Member have been maintained in accordance with law and GAAP and kept on a consistent basis and are up-to-date;

      Tax and other charges
      ---------------------

7.20 that all necessary Tax and other returns and reports required to be filed prior to the Closing Date by the Group Members have been properly filed with the appropriate authorities on a correct basis;

7.21 that, to the best of the Seller's knowledge and belief, all Tax assessed or due by any of the Group Members on or before the Closing Date has, where applicable, been fully paid, or an adequate reserve therefor set up on the books;

7.22 that no additional assessment of Tax in respect of the period up to and including the Closing Date, will be made in respect of any Group Member, not provided for in the Closing Balance Sheet;

7.23 that all amounts required to be paid by the Group Members for the purpose of insurances, pensions and the like have been duly and punctually paid and all amounts required to be deducted from moneys paid to its employees for the purpose of insurance, pensions and the like have been deducted and have been accounted for to the appropriate authority or person and there is no dispute on any issue in respect of any of the foregoing, and adequate reserves or provisions have been booked for all liabilities in respect of pensions to be paid to employees or former employees;

7.24 that no audit or other examination of any Tax filing or return of any Group Member is presently in progress, nor has any Group Member been notified of any request for such audit or other examination;

7.25 that no Group Member has any knowledge of any basis for the assertion of any claim relating or attributable to Taxes;

      Insurances
      ----------

7.26 that all assets of the Group Members of an insurable nature are and will on the Closing Date be insured against fire, accident and all other risks normally insured against by persons carrying on the same kind of business to its full value and that customary insurance cover has been taken out for the Group Members and has been in full force and effect during the past three years, all as under the insurance policies set out in Exhibit
                                                                       -------
      7.26;
      ----

7.27 that the Group Members are insured, that all insurances are in full force and effect and will remain in full force and effect upon completion of the Closing on the Closing Date, that the Group Members are in compliance with all terms and conditions contained in the insurance policies, and that nothing has been done or omitted to be done which would make any policy or insurance void or voidable and the Group Members are fully entitled to the payments, if any, under the insurances.

      Intellectual Property and Know-How
      ----------------------------------

7.28  that all Intellectual Property of the Group Members are set out in Exhibit
                                                                         -------
      7.28 (indicating ownership or license rights), all Intellectual Property
      ----
      and Know-How which are used in, or are necessary for, the business of the Group Members are owned by or licensed to the Group Members, as described in such Exhibit, and not subject to any liens or encumbrances, neither the Seller nor any Group Member has any notice of any infringement or accused infringement of any Intellectual Property or Know-How, and the registrations of all registered Intellectual Property are in force and the renewal fees for all such registrations have heretofore been paid;

7.29 that each item of Intellectual Property is valid and subsisting; all necessary registration, maintenance and fees in connection therewith has been made;

7.30 that there has not been presented or threatened any claim, whether for infringement, damages or otherwise, made by any third party which relates to the use of Intellectual Property or Know-How by any Group Member;

7.31 that there has not been presented or threatened any claim, whether for infringement, damages or otherwise, made by any Group Member which relates to the use of Intellectual Property or Know-How by any third party;

7.32 that no Group Member is in breach of any license or other agreement relating to Intellectual Property or Know-How;

7.33 that no Group Member has granted, or is obliged to grant, any license or assignment in respect of any Intellectual Property or Know-How owned or used by it, or is obliged to disclose any Intellectual Property or Know-How to any person, other than a Group Member or the employee of a Group Member;

7.34 that no Intellectual Property is subject to any outstanding decree, order, judgment or stipulation restricting the use thereof;

7.35 that all computer software used by any Group Member operates substantially as intended and no "bug", defect or flaw interferes in any material respect with the operation thereof;

7.36 that all employees, agents, consultants or contractors of each Group Member who have contributed to or participated in the creation or development of any Intellectual Property or Know-How (i) made such contribution within their scope of employment or as "work-for-hire" for which any such Group Member is the owner or (ii) have executed a written assignment in favor of any such Group Member all rights and title thereof;

7.37 that there are no contracts or licenses under which any Group Member has agreed to assume or assumed, any obligation or duty to indemnify any third party with respect to the use of any Intellectual Property or Know-How, except as disclosed in Exhibit 7.37;
                             ------------

7.38 that no government funding or university or college facilities were used in the development of any Intellectual Property or Know-How in a manner that would give such government or university or college any interest in such Intellectual Property or Know-How;

      Officers and employees
      ----------------------

7.39  that Exhibit 7.39 as per the date stated in such Exhibit identifies the
           ------------
      names and current salaries and other employment benefits of all persons employed (including persons on any form of temporary leave) by the Group Members (including all loans to employees and guarantees for liabilities of employees) and lists all consultants of the Group Members that have received aggregate payments in excess of SEK 500,000 since January 1, 2000;

7.40  that all employment contracts with the Management are contained in Exhibit
                                                                         -------
      7.40 and that such Exhibit accurately and completely describes the
      ----
      employment terms (including benefits);

7.41 that no member of the Management has given or received notice of termination of his employment in such capacity, and to the best knowledge of the Seller and the Group Members, no such member has any current intention of giving such notice;

7.42  that no employee, except as set out in Exhibit 7.42, is entitled to
                                             ------------
      severance pay or similar termination indemnities;

7.43 that, except as may be required by law, no Group Member has any obligation (whether current or contingent) to contribute to, or has any liability with respect to, any plan, agreement or arrangement which is an employment, consulting (in respect of a former employee) or deferred compensation agreement, or an executive's compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirements, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan;

7.44 that any and all collective bargaining agreements presently in force in respect of the Group Members and any collective bargaining agreements which the Group Members in relation to their employees have agreed to abide by are attached hereto as Exhibit 7.44;
                                      ------------

7.45 that there is no dispute between any of the Group Members and any employee, trade union, local or national, pending or, to the knowledge of the Seller, threatened;

7.46 that no Group Member is liable to make any outstanding payment to any director, officer or employee or former director, officer or employee by way of damages or compensation for loss of office of employment or for redundancy or unfair or wrongful dismissal;

      Compliance
      ----------

7.47  that, except as set out in Exhibit 7.47 and to the best of the Seller's
                                 ------------
      knowledge and belief, no injunctions, cautions or remarks by authorities have been directed towards any Group Member and there are no outstanding orders, decrees or judgements in respect of any Group Member, and, to the best of the Seller's knowledge, no circumstances have occurred which imply or could imply any limitation or restriction in the conduct of the present activities of the Group Members;

7.48 that all necessary licenses, consents, permits and authorizations have been obtained by the Group Members to enable the Group Members to carry on their businesses in the places and in the manner in which such businesses are now conducted and all such licenses, consents, permits and authorizations are valid and subsisting and have been complied with in all respects, and are currently, and will be at Closing, in full force and effect; and Seller has no reason to believe that Buyer will not be able to obtain, by transfer or initial application, if necessary under applicable law, all such licenses, consents, permits and authorizations necessary for the operation of the Group Members' businesses, following the Closing;

7.49 that the Group Members have not done or omitted to do any act or thing which is in breach of, or contrary to, any law, regulation, judgement or order to which they are subjected in Sweden or elsewhere regarding any material matters, and, to the best of the Seller's knowledge in respect of all immaterial matters;

      Litigation and investigations
      -----------------------------

7.50 that, to the best of the Seller's knowledge and belief, the Group Members are not currently involved in, or, to the best of the Seller's knowledge under threat of, any litigation, arbitration proceedings in any court or tribunal, Tax proceedings or administrative proceedings or any other actions, suits, claims, proceedings or investigations affecting their businesses or assets, and the Seller is not aware of any claims or circumstances likely to give rise to the same;

7.51 that, to the best of the Seller's knowledge, no investigation or enquiry is being or has been conducted since and including 1995 by any governmental, fiscal, regulatory or other body in respect of the affairs of any Group Member, and no such investigation is pending, threatened or expected;

      Assets
      ------

7.52 that proper security has been created in the Company's acquisition of the assets including the shares in the Subsidiaries, from C.E.J. according to the agreement attached hereto as Annex 1;

7.53 that each Group Member is the owner of each of the assets that is reflected in its 1999 Annual Account, plus any assets acquired since December 31, 1999, and less the assets disposed of since that date listed in Exhibit 7.53 Pro Forma Balance Sheet(s) to be included, and has
         ------------
      good and marketable title to all of such assets, free and clear of any lien or other encumbrance (other than Leasing Contracts in respect of Leasing Objects and retention of title clauses in respect of assets acquired in its ordinary course of business);

7.54 that each Group Member owns or leases all assets necessary for it to carry on its business as presently conducted, and such assets are in good operating condition, ordinary wear and tear excepted, fully maintained and serviced as necessary and that none of the Group Members is in default under any lease therefor;

7.55 that no Group Member is the owner of any real property or has any contractual obligation to purchase any real property;

      Business
      --------

7.56 that no Group Member is a party to or bound by any contract or agreement (other than insignificant contracts or agreements and Distributorship agreements with territorial limitations or License agreements with limitations regarding rights or territory) which limits the freedom of the Group Members to compete in any line of business or with any person or to transact business with any person or to freely use any information in its possession;

7.57 that no Group Member is a party to or bound by any agreement, judgement or order under which the execution or performance of this Agreement (i) would give any other contracting party the right to terminate or change adversely the terms and conditions of such agreement, due to any Group Members breach of contract or (ii) would constitute a violation or default by any Group Member;

7.58 that no Group Member is a party to any transaction or arrangement which is not of an arm's length nature or not made in connection with its business;

7.59 that the Seller and its Affiliates do not have any claims of any kind against any Group Member, and there exist no agreements or arrangements between any Group Member and the Seller or any of its Affiliates, no liabilities and obligations (contingent or otherwise) owed by any Group Member in respect of the Seller or any of its Affiliates, and no guarantees or similar commitments issued by any Group Member for obligations owed by the Seller or any of its Affiliates; no services which have heretofore been provided by the Seller or any of its Affiliates to the Group Members are necessary for the conduct of the Group Members' business in the ordinary course;

7.60  that Exhibit 7.60 contains a complete list of all premises leased by the
           ------------
      Group Members and the relevant terms of the lease agreements together with the documents, the leased premises are being leased by the Group Members under valid and enforceable leases, subject only to such encumbrances which may follow from law or are listed in Exhibit 7.60, and there exists
                                                 ------------
      no default by any party (including the Group Members) under any lease agreement;

7.61 that all of the accounts receivable of the Group Members have arisen in the ordinary course of business; and that none of the Group Members has any notice of or knows of any counterclaim or set-off to any such receivable not reflected in the Consolidated Management Accounts;

7.62 that no encumbrance, charge or lien on the whole or any part of the undertaking or assets of any Group Member is outstanding and there is no agreement to create any, except liens securing amounts unpaid but not yet due in respect of purchases or repairs of assets, in total for an amount not in excess of SEK 500,000, other than as provided for in the 1999 Annual Accounts and the Proforma Balance Sheet;

7.63  that all Material Agreements are listed in Exhibit 7.63 a, these
                                                 --------------
      agreements are in full force and effect, the Seller is not aware of any default, or event which after notice or lapse of time or both would constitute a default, by any party obligated thereunder (including the Group Members), neither the Seller nor any Group Member has received or given notice to terminate any such agreement, the text of such agreements accurately reflect the contents of the agreement, that, except as listed in Exhibit 7.63 b, there is no Contract, the continuation, validity,
         ---------------
      effectiveness or terms of which will be affected by the consummation of the transactions contemplated by this Agreement, and that there exists no actual or, to the best knowledge of the Sellers and Group Members, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have a material adverse effect on any Group Member;

7.64 that no Group Member has any outstanding offers which are capable of binding acceptance by any third party except in the ordinary course of business;

7.65 that, to the best of the Seller's knowledge, no Group Member is bound by any agreement which cannot readily be fulfilled or performed by such Group Member on time, which would cause any material adverse effects;

7.66 Seller has no knowledge or reason to believe that (i) any customer will cease to do business with any Group Member after the consummation of the transactions contemplated hereby on substantially the same terms and at substantially the same levels (considered on an annualized basis) as previously conducted with any Group Member; or (ii) any vendor of goods or services to any Group Member expects or intends to increase the cost of goods or services provided by such vendor to any Group Member; or (iii) that any customer or client of any Group Member has required or intends to request any decrease in the cost of services provided by any Group Member.

      Information
      -----------

7.67 that no Group Member has given any power of attorney or other authority (express or implied) which is still outstanding to enter into any agreement or obligation on its behalf;

7.68 that no document heretofore or hereafter provided to the Buyer by or on behalf of the Seller or any Group Member, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements contained therein not misleading;

7.69 that all original copies and other relevant documentation relating to agreements entered into by the Group Members, and other information which is material in relation to the activities of the Group Members, including historical records, are true, accurate and complete in all but insignificant respects and are in the direct or indirect possession of the Group Members;

7.70 that details of all loans and other financial facilities available to each Group Member, including the names of each bank and financial institution at which any Group Member has an account, are contained in Exhibit 7.70;
                                                                 ------------

7.71 that neither the Seller nor any Group Member is aware of any event which gives, or after notice or lapse of time or both would give, any third party the right to call for repayment from any Group Member prior to normal maturity of any loan or other financial facility;

7.72  that the Group Members have not given any significant loans.

7.73  that, except as set forth in Exhibit 7.73, no Group Member has given or
                                   -------------
      made any express warranties to third parties with respect to any products sold or services performed by any Group Member, other than as follows such guaranties as normally used in the normal course of the business and substantially set forth in Appendix 7.73. and except for the warranties contained in certain of the contracts listed in Exhibit 7.64, the Seller has no knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against any Group Member not covered by insurance, for liability in connection with the performance of services by any Group Member or on account of any express or implied warranty in connection therewith.

7.74 that no Group Member has made, and the Seller has no knowledge or information that any shareholder, officer, director, employee, agent or other representative acting on its behalf has made, directly or indirectly, any bribes, kickbacks, or political contributions with corporate funds, payments from corporate funds not recorded on the books and records of any Group Member, payments from corporate funds which were falsely recorded on the books and records of any Group Member, payments from corporate funds to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business either within the United States of America or abroad.

7.75  that, except as set forth on Exhibit 7.75 and to the best of the Seller's
                                   ------------
      knowledge and belief, no Group Member is a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against it for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

7.76 that the following, except for what may follow from the survey made by Smedhalsan in November, 2000, Exhibit 7.76 is true and correct:

      (a)  Hazardous Material.  As of the date hereof, to the knowledge of the
           ------------------
      Seller, no underground storage tanks are present under any property that any Group Member has at any time owned, operated, occupied or leased. As of the date hereof, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, ureaformaldehyde and all substances listed as hazardous substances or defined as a hazardous waste pursuant to the laws and regulations of Sweden (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of (a) the actions of any Group Member or (b) to the Seller's knowledge, any third party's actions or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that any Group Member has at any time owned, operated, occupied or leased.

      (b)  Hazardous Materials Activities.  At no time has any Group Member
           ------------------------------
      transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing, nor has any Group Member disposed of, transported, sold, or manufactured any product containing a Hazardous Material, or contracted with any person to take any such action (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which such violation would have a Material Adverse Effect on any Group Member, taken as a whole.

      (c)  Environmental Liabilities.  No action, proceeding, revocation
           -------------------------
      proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Seller, threatened concerning any environmental permit or any Hazardous Materials Activity of any Group Member. No Group Member is aware of any fact or circumstance which could involve any Group Member in any environmental litigation or impose upon any environmental liability which would have a Material Adverse Effect on any Group Member, taken as a whole.

7.77 That all of the representations and warranties made by the Seller in this Agreement, and all statements set forth in the certificates delivered by the Seller at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

      The representations and warranties given above shall be separate and independent.


8.    INDEMNIFICATION

8.1 Each party shall indemnify and hold the other party harmless from and against all losses, deficits, damages, costs, injuries and expenses arising out of any misrepresentation, breach of warranty or failure to perform a covenant or other breach of this Agreement on the part of the first party.

8.2 Claims shall in order to be effective be made within ninety (90) calendar days after the party has actual knowledge of the circumstances which constitute a breach of the representations and warranties and no claims may be made later than one (1) year following the Closing Date, provided, however, that (i) claims involving any fraud or intentional misrepresentation may be made at any time within the applicable statute of limitations, (ii) claims by the Buyer in respect of Tax liabilities and social security charges may be made at any time after the Closing provided that such claims are made within six (6) months after the Buyer has become aware that the relevant authority has made an assessment and (iii) claims by the Buyer in respect of Clause 9 may be made within the time periods stipulated therein.

      Upon notification of a claim, the other party shall be granted sixty (60) days to investigate the basis of the claim.

8.3 Settlement of claims made by the Buyer shall be made by reduction of the Purchase Price. As referred to in Clause 3.3 above, the Parties have agreed that ten (10) per cent of the Shares shall be held by SEB in Stockholm in escrow for a period of one (1) year from the Closing Date for the indemnification obligations of the Seller and (the "Escrowed Shares"). Based hereon, settlement of claims made by the Buyer shall therefore, at first hand, be made by reducing the Escrowed Shares with the amount of the claim. When such reduction is to be made, the NASDAQ stock-exchange quotation of one share of the Buyer on the Closing Date shall be considered as the value of one Escrowed Share, to be used as the reduction value. In the event that the Escrowed Shares are reduced to zero, any remaining amount of the claim shall be made either by (a) delivery to Buyer of additional Shares valued pursuant to the preceding sentence, and/or (b) payment to Buyer of cash, at Seller's option.

8.4 With regard to limitation of the total amount of compensation to be paid pursuant to the provisions of this Agreement, the following shall apply. The total amount of compensation shall not exceed the value of the Escrowed Shares -this value to be determined pursuant to Clause 8.3 - except for claims involving breaches of any of Clauses 7.1-7.8, 7.17, 7.21, 7.48, 7.51 and/or 7.76 and claims involving fraud or intentional misrepresentation (to be governed by the civil fraud standards), which shall be subject to a limitation of one hundred (100) per cent of the Purchase Price.

8.5 The parties' right to claim compensation in no way reduces the parties' obligations to undertake reasonable actions to mitigate any loss for which a claim for indemnity is sought.

8.6 When the compensation is calculated, the tax consequences for the Group Members and the Buyer of the loss, deficit, damage, cost, injury or expense shall be taken into account, and any insurance benefits received by Buyer or Group Members in connection therewith shall be deducted from any purchase price reduction hereunder.

8.7 Any claim for a breach of this Agreement shall only be allowed to the extent the aggregate amount of all losses, deficits, damages, costs, injuries and expenses of the indemnitee hereunder is an amount in excess of SEK two million (2.000.000), in which case this limitation shall cease to apply and the whole of such amount shall be recoverable and not just the excess over SEK two million (2.000.000).

9.    COVENANTS BY THE SELLER

9.1   Section 338(g) Election.

      (a) Election. Buyer intends to make an election under Section 338(g) of the Internal Revenue Code of the United States with respect to the purchase of the Shares and under any similar provisions of state law. Seller represents that the sale of the Shares is eligible for, and Buyer represents that it is qualified to make, such election. Buyer will prepare and

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

      file IRS Form 8023, including required Exhibits thereto, and any similar state forms in a timely fashion in accordance with the rules under Section 338 of the Code or under a similar provision of state law, as the case may be. If any changes are required in these forms subsequent to their filing, the parties will promptly agree on such changes.

      (b)        Allocation of Purchase Price.

           (i) Buyer shall deliver to Seller a statement ("Allocation Statement") allocating the ADSP (as such term is defined in Treasury Regulations Sections 1.338-4T) among the assets of the Company in accordance with the Treasury regulations promulgated under Section 338 (the "Price Allocation"). Buyer and Seller agree to act in accordance with the Price Allocation in the preparation and filing of any Tax Return. Buyer and Seller will report any transactions that occur under this Agreement consistent with the Section 338(g) election, and will take no position (or allow their respective affiliates to take a position) contrary thereto. Buyer and Seller shall use the asset values determined in the Allocation Statement for purposes of all reports and returns with respect to Taxes, including IRS Form 8594 or any equivalent statement.

           (ii) Whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.


10.   PAYMENT OF INTER-COMPANY DEBTS

10.1  A loan including accrued interest in the amount of SEK27,399,330 see
      Exhibit 10.1 given to CEJ by ON Invest AB shall be paid by the Company on the closing date.


11.   PRE-CLOSING COVENANTS

11.1 The Seller undertakes that during the time period between the date hereof and the Closing Date:

      11.1.1 the business of each Group Member shall be conducted in the ordinary course of business and in accordance with ordinary business principles with a view to maintaining the business as a going concern;

               there shall not have been any material adverse change in the business of any Group Member, including but not limited to (i) otherwise than under existing agreement borrow any additional funds other than as required in the ordinary and usual course of its business, (ii) the waiver of any debts, claims or rights otherwise than for an amount of less than SEK 100,000, (iii) the sale, assignment, transfer, pledge or other disposal of any asset, other than in the normal course of the business, with a value of less than

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

               SEK [250,000], or enter into an agreement to that effect;11.1.3 no contract or commitment shall, save for immaterial deviations, be entered into, amended, terminated, modified or waived by any Group Member, except (i) normal and immaterial commitments for the supply of goods or services necessary for the business and,
               (ii) agreements contemplated by this Agreement

      11.1.4 to give the Buyer prompt notice of any default by any party under a Material Agreement and any event which might adversely affect the business or financial condition of a Group Member;

      11.1.5 the Seller shall have procured that the Company shall have delivered to the Buyer written approval of the assignment or change in control of each lease of a facility leased by a Group Member by the landlord of such facility;

      11.1.6 no Group Member shall change accounting methods, principles or practices.

11.2 The Buyer shall have completed a satisfactory review of C.E.J. and the Company from an accounting, financial, legal, marketing and technical standpoint and has approval of the Pro Forma Balance Sheet.

11.3 The Buyer's consultants shall have completed an audit which determines to Buyer's satisfaction that there are no material environmental problems with any of the facilities owned or leased by C.E.J.


12.   DISCHARGE OF DIRECTORS' LIABILITY

12.1 The Seller shall procure the resignation as from the Closing Date of the present board members of the Group Members, other than those which the Buyer has specified. Any board member who wishes to resign shall be entitled to do so as from the Closing Date.

12.2 The Buyer shall procure that the retiring board members and deputy members as well as the managing directors of all of the Company shall be discharged from their personal liability as members of the board of directors at the next ordinary shareholders' meetings, provided that such discharge of liability is not contrary to the recommendations of the auditors of the company in question.


13.   CONFIDENTIALITY

13.1 For the purpose of assuring to the Buyer the full benefit of the business and goodwill of each of the Group Members, the Seller hereby agrees on its own behalf and on behalf of its Affiliates with the Buyer and its successors in title that they will not at anytime hereafter, without the prior consent in writing of the Buyer or as required by law, divulge or communicate to any person (other than to officers, employees or professional advisers of the Group Member whose position makes it necessary to know the same or to the Buyer or its officers, employees or professional advisers) any proprietary Know-How used in, or relating to, the business of the Group Members or other information concerning the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs of any of the Group Mem-

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

      bers which may be within or which may come to their knowledge, that they will use best endeavours to prevent the publication, disclosure or use of any information concerning such matters, or any of them, and that they will not do anything to harm the goodwill of any of the Group Members.


14.   ANNOUNCEMENTS

14.1 The parties shall issue joint press releases in English and Swedish on the date this agreement is signed in the forms attached hereto as
      Exhibit 14.1.
      ------------

14.2 The Seller and the Buyer shall consult together as to the terms, time and manner of any other announcement to the employees, customers and suppliers, of the Group Members the press or otherwise of the sale and purchase hereby agreed. No such announcement shall be made except in the agreed terms save (in absence of agreement) for any statement or disclosure which may be required by law or called for by the requirements of any recognized Stock Exchange.


15.   NOTICES

15.1 Any notice to be given hereunder shall be in writing and may be hand delivered to or sent by courier service to the address of the intended recipient given herein or such other address as he may previously have notified in writing for this purpose. A notice shall be deemed to have been served when hand delivered to that address or, if sent by courier service, two (2) Business Days thereafter.

15.2 All information, notices and communications to be given or delivered hereunder, including but not limited to the audit report to be given pursuant to Clause 6.1.2, shall be in the English language, or accompanied by an English translation.


16.   WAIVER

16.1 No waiver by any of the parties of any of the requirements hereof or of any of its rights hereunder shall have effect unless given in writing and signed by such party or by its duly authorized representatives.


17.   ENTIRE AGREEMENT AND VARIATIONS

17.1 This Agreement (together with the documents referred to herein) constitutes the entire agreement between the parties with respect to all matters referred to herein and supersedes any such prior agreements or understandings between the parties.

17.2 It is expressly declared that no variations hereof shall be effective unless made in writing and signed by the parties.


18.   COSTS

18.1 Each party shall bear the costs of its own financial, accountancy and legal advice and any share transfer taxes payable by it.

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

19.   NON-USE OF TRADE NAMES AND ASSISTANCE WITH REGARD TO IP RIGHTS

19.1 The Seller undertakes not to, without the written consent by Newport Corporation let the name C. E .J. or C. E. Johansson or any confusingly similar name] or any Intellectual Property included in the acquisition hereunder be used in the business of C.E.J., the Seller or any of its Affiliates or to consent to any third party's use of the same. The Seller further undertakes to cause C.E.J. forthwith after the Closing Date to discontinue any use of the name C. E .J and/or C. E. Johansson, as well as any other Intellectual Property included in the acquisition hereunder, by itself or any of its Affiliates.

19.2 The Seller undertakes to assist Buyer in all respects that are required in order for Buyer and the Company to make use of all Intellectual Property or Know-How transferred pursuant to this Agreement.


20.   GOVERNING LAW AND ARBITRATION

20.1 This Agreement shall be governed by and construed in accordance with Swedish law.

20.2 Any dispute, claim or matter arising under this Agreement which cannot be settled expeditiously by the parties hereto, shall on the application of any of them, be finally resolved according to the rules of the Swedish Arbitration Act.

20.3 The arbitration proceedings shall take place in Stockholm and the arbitration tribunal shall consist of three arbitrators one each selected by the Seller and the Buyer and one then to be chosen by the two previously selected arbitrators. The arbitration proceedings shall be conducted in the English language and all exhibits, documents and other materials shall be in English.


21.   ASSIGNMENT

      The Buyer shall have the right to assign this Agreement and all, or some, of its rights and obligations hereunder to any company which is a direct or indirect subsidiary of Buyer, provided the Buyer issues a guarantee (proprieborgen) for the due and punctual fulfilment of all the Buyer's obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives in two (2) counterparts the day and year first before written.

SIGNED BY for and on behalf of
LACINE HOLDINGS B.V.


   /s/  ANDRE VAN RHEE
_____________________________________________


SIGNED BY for and on behalf of
NEWPORT CORPORATION


   /s/ MARK V. EDWARDS
_____________________________________________
Mark Edwards, vice president, general manager

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